UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 6, 2019

Blueprint Medicines Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-37359	26-3632015
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

45 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 374-7580

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Accounting Officer

Effective March 6, 2019, Blueprint Medicines Corporation (the “Company”) appointed Ariel Hurley as principal accounting officer of the Company and entered into an employment agreement with Ms. Hurley that provides for “at will” employment and supersedes and replaces in all respects the terms of the offer letter agreement that the Company previously entered into with Ms. Hurley in connection with her employment with the Company.

Ms. Hurley, age 45, currently serves as Vice President, Finance and Controller of the Company and previously served as Senior Director, Controller of the Company from January 2016 to December 2018 and as Director, Controller of the Company from September 2014 to December 2015. Prior to joining the Company, Ms. Hurley served in various accounting and finance roles at Millennium Pharmaceuticals, Inc. (now a wholly-owned subsidiary of Takeda Pharmaceutical Company Limited) from December 2005 to September 2014. Ms. Hurley began her career at Deloitte & Touche, LLP and has over 20 years of experience in finance and accounting roles of increasing responsibility. She earned her certified public accountant license in Massachusetts.  Ms. Hurley received a B.S. in accounting from Providence College.

The employment agreement entitles Ms. Hurley to an annual base salary of $240,000 and an annual performance bonus targeted at 30% of her base salary, each of which are subject to periodic review and adjustment. Ms. Hurley is eligible to participate in the employee benefit plans generally available to full-time employees, subject to the terms of those plans. If Ms. Hurley’s employment is terminated by the Company without cause (as defined in her employment agreement) or by Ms. Hurley for good reason (as defined in her employment agreement), and subject to Ms. Hurley’s execution of a release of potential claims against the Company, Ms. Hurley will be entitled to receive: (i) a lump sum in cash in an amount equal to 12 months of base salary and (ii) a monthly cash payment for 12 months for medical and dental benefits or Ms. Hurley’s COBRA health continuation period, whichever ends earlier. However, in the event that Ms. Hurley’s employment is terminated by the Company without cause, or Ms. Hurley terminates her employment with the Company for good reason, in either case within 12 months following the occurrence of a sale event (as defined in her employment agreement), in lieu of the severance payments and benefits described in the preceding sentence and subject to Ms. Hurley’s execution of a release of potential claims against the Company, Ms. Hurley will be entitled to receive: (i) a lump sum in cash in an amount equal to the sum of 12 months of Ms. Hurley’s base salary then in effect plus Ms. Hurley’s target annual incentive compensation for the year in which the termination occurs, (ii) a monthly cash payment for 12 months for medical and dental benefits or Ms. Hurley’s COBRA health continuation period, whichever ends earlier, and (iii) full and immediate vesting and exercisability of all time-based stock options and other time-based stock-based awards held by Ms. Hurley. Ms. Hurley has also previously entered into a non-competition, non-solicitation, confidentiality and assignment agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of Ms. Hurley’s employment and for 12 months thereafter.

In connection with Ms. Hurley’s appointment as principal accounting officer,  Ms. Hurley entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-202938) filed with the Securities and Exchange Commission on March 23, 2015. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Ms. Hurley for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as one of our officers. Ms. Hurley has also previously entered into a confidentiality,  assignment and non-competition agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of Ms. Hurley’s employment and for 12 months thereafter.

Ms. Hurley has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Ms. Hurley and any other person pursuant to which she was appointed as an officer of the Company.

The foregoing description of the employment agreement with Ms. Hurley is qualified in its entirety by reference to the complete text of such agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, effective March 6, 2019, by and between Blueprint Medicines Corporation and Ariel Hurley

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEPRINT MEDICINES CORPORATION

Date: March 8, 2019	By:	/s/ Tracey L. McCain
Tracey L. McCain
Chief Legal Officer